Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES PLANNED DEPARTURE OF EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

JAMES D. BROWN

HORSHAM, PA -- August 10, 2007 -- NutriSystem®, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced the planned departure of James D. Brown, Executive Vice President and Chief Financial Officer, effective upon the appointment of his replacement. Brown, who is leaving to pursue personal interests, will continue in his duties until the search for a replacement is completed.

Mr. Hagan said, "Jim was instrumental in NutriSystem's transformation into a leading player in the weight loss management industry. He leaves the company in excellent financial condition and on behalf of the Board and employees, I want to take this opportunity to thank him for his enormous contribution. We all wish him the very best in his future endeavors. Jim will continue to work with us to ensure a smooth transition until the right candidate is appointed."

Mr. Brown stated, "It has been a pleasure working with such a supremely talented team, one which has been further strengthened in recent days. Combined with a fundamentally strong business model, healthy balance sheet and growth catalysts on the horizon, I believe NutriSystem is well-positioned to continue its success."

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the second quarter of 2007 and the full year 2007, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com